PH06/159164.9
Exhibit 10.7

                       RESTATED AMENDMENT


      THIS RESTATED AMENDMENT, dated as of January 29, 1999, is between Players International, Inc. (together with its successors or assigns, the "Company") and Peter J. Aranow ("Executive").

                       W I T N E S S E T H:

      WHEREAS, the Company and Executive are parties to an Employment Agreement dated as of August 1, 1996 as amended by Amendment dated January 6, 1999 (the "Employment Agreement"), and the Company and Executive now wish to restate the Amendment to the Employment Agreement.

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Company and Executive agree to restate the January 6, 1999 Amendment in its entirety so that the changes agreed to therein are revised to read as follows:

     1. Section 1(h) is amended by deleting subsections (i)(A) and (i)(B) in their entirety.

     2. Paragraph 1(l) is amended in its entirety to read as follows:

                      (l)     "Term of Employment" shall mean the
          period of employment specified in Paragraph 2.

     3. Paragraph 2 is amended by revising subparagraph (b) and adding a new subparagraph (c) to read as follows:

               (b) The Term of Employment shall commence on October 1, 1996 and shall, unless sooner terminated as provided in Paragraph 9 or unless extended by the
          Company and Executive by mutual written agreement, terminate on the close of business on March 23, 1999 (March 23, 1999 or any date to which the Company and Executive have extended this Agreement is referred to as the "Expiration Date").

                (c) Between March 23, 1999 and September 30, 1999, if the Company commences or continues active negotiations with any party with respect to a potential Change in Control that has received active consideration by the Board prior to March 23, 1999, Executive and the Company will mutually agree as to the time, if any, that Executive will devote to such negotiations and the compensation that Executive will receive for his services.

     4.        Section 3(a) is amended to read as follows:

                (a) After December 31, 1998, during the Term of Employment, Executive shall no longer be employed as the Chief Financial Officer or Treasurer but shall continue to be employed as an Executive Vice President of the Company, with such duties as the Company's Chief Executive Officer may assign. Executive shall report directly to and be subject to supervision by the Company's Chief Executive Officer.

     5. Paragraph 9(c) is amended in its entirety to read as follows:

                 (c) Termination Without Cause; Constructive Termination Without Cause; Expiration of the Agreement. In the event Executive's employment is terminated by the Company without Cause (which shall not include a termination pursuant to Paragraph 9(a) or 9(d)) or in the event of a Constructive Termination Without Cause, or in the event this Agreement expires by its terms on the Expiration Date set forth in Paragraph 2 and Executive thereupon terminates employment, Executive, upon executing and not revoking a release of the Company as to all matters arising in the course of his employment by the Company and the termination thereof, in the form attached as Exhibit C to the Employment Agreement, shall be entitled to receive:

                    (i)   unpaid  Base  Compensation  earned   or
               accrued through his date of termination and:

                          (A) in the case of expiration of
               this Agreement by its terms on the Expiration Date set forth in Paragraph 2, an amount equal to Executive's Base Compensation payments, at the rate in effect at the time of Executive's termination, for a period of six months following termination of his employment, which amount shall be paid in a lump sum cash payment upon termination of employment and shall not be reduced by a present value calculation; or

                          (B)  in  all other cases to which  this
               Paragraph 9(c) is applicable, continued Base Compensation payments, at the rate in effect at the time of his termination, for a period of 12 months following termination of his employment or through the end of the Term of Employment, whichever is longer, payable, at Executive's option, either (1) over such 12 months or the remaining Term of Employment, as the case may be, or (2) in a lump-sum payment promptly following termination of Executive's employment equal to the then present value using a discount rate per annum determined by reference to the discount rate then published by the Pension Benefit Guaranty Corporation for determining the value of immediate annuities (the "Present Value") of the remaining Base Compensation due Executive through the end of such 12 months or the remaining Term of Employment;

                    (ii) except in the case of a termination of employment by reason of expiration of this Agreement on the Expiration Date set forth in Paragraph 2, continued performance bonuses for a period of 12 months following termination of his employment or through the end of the Term of Employment, whichever is longer, in amounts determined under the then applicable program of the Company to the extent then applicable to Executive, or, to the extent such amounts are not reasonably determinable, in amounts based on performance bonuses paid to Executive for the last complete fiscal year of the Company ended prior to the completion of such 12-month period;

                (iii) any performance or special incentive bonus earned but not yet paid; if Executive's employment terminates by reason of expiration of this Agreement on the Expiration Date set forth in Paragraph 2, Executive shall receive pursuant to this Paragraph
          (iii) a lump sum cash payment upon termination of employment equal to a pro rata portion (based on the portion of the fiscal year completed as of the date of Executive's termination of employment) of the target annual performance bonus in effect for Executive for the fiscal year in which Executive's termination of employment occurs; provided that if Executive receives payment of all or a portion of his target annual performance bonus for the fiscal year ended March 31, 1999 before his termination date, any payment under this subsection (iii) upon his termination of employment during such fiscal year shall be reduced by the amount of such payment;

                (iv) reimbursement for expenses incurred but not yet reimbursed by the Company pursuant to Paragraph 8;

                (v) the immediate vesting of all stock options previously granted to Executive, notwithstanding the terms of any such grant to the contrary, with the ability to exercise any such options for 12 months following the date of termination or, if there is a Pre-October 1999 Agreement, as hereinafter defined, for such longer period as is provided in Section 9(d) hereof, but in no event after the fifth anniversary of the date of grant or, in the case of the November 19, 1997 option grant (the "1997 Option"), the tenth anniversary of the date of grant; provided, however, that the foregoing shall not apply to the Non-Qualified Stock Option and Stock Appreciation Right granted to Executive on September 19, 1996 (the "1996 Option and SAR"); the 1996 Option and SAR shall remain outstanding through July 31, 1999 or, if later, for six months after Executive's termination of employment (but not after September 18, 2001), and if there is a Pre-October 1999 Agreement and a Change in Control is thereafter consummated, the 1996 Option and SAR shall remain outstanding (but not beyond September 18, 2001) pending the occurrence of a Change in Control, and the provisions of Paragraph 9(d) shall apply;

                (vi) any other compensation and benefits to which he may be entitled under applicable plans, programs and agreements of the Company and the continuation of all Employee Benefit Programs provided under Paragraph 7 during the period for which Executive would receive payments under clause (i) above if such payments were not paid in a lump sum; provided, however, that in the event the Company is precluded from providing coverage under any such program by applicable law or regulation it may choose to provide Executive with a payment equal to the cost of such coverage without regard to tax effect.

6. Paragraph 9(d) is amended by adding a new paragraph to the end to read as follows:

          If Executive's employment terminates by reason of expiration of this Agreement pursuant to Paragraph 9(c) and the Company has theretofore entered, or thereafter enters, into an agreement on or before September 30, 1999 to effect a Change in Control transaction which received active consideration by the Board before March 23, 1999 (a "Pre-October 1999 Agreement"), the consummation of the Change in Control shall be considered a "Termination Upon a Change in Control" for purposes of this Agreement, and Executive shall be entitled to receive the payments and benefits described in this Paragraph 9(d) upon the Change in Control. The payments and benefits described in this Paragraph 9(d) shall be provided promptly following the consummation of the Change in Control and, unless otherwise agreed by the parties in writing, shall be determined by reference to the benefit that would have been paid assuming a Termination Upon a Change in Control had occurred on March 23, 1999. Any amounts previously paid to Executive upon his termination of employment under Paragraph 9(c) shall be credited against the payments to be made under this Paragraph 9(d). For purposes of subparagraph (v) above, all of Executive's outstanding stock options which have not theretofore become vested (including the 1996 Option and SAR) shall, notwithstanding any provision of the option agreements to the contrary, continue in effect and become fully vested upon the Change in Control, and Executive shall have the ability to exercise his outstanding stock options until the date that is 12 months following the Change in Control, but in no event shall the options remain in effect after the fifth anniversary of the date of grant or, in the case of the 1997 Option, the tenth anniversary of the date of grant.

7. In all respects not amended, the Employment Agreement is hereby ratified and confirmed.

IN  WITNESS WHEREOF, the undersigned have executed this  Restated
Amendment as of the date first above written.

                              PLAYERS INTERNATIONAL,INC.


                              __________________________________
                              Howard A. Goldberg
                              Chief Executive Officer


                              ___________________________________
                              Peter J. Aranow